                                                                       EXHIBIT 2
                                                                       ---------


                            STOCK PURCHASE AGREEMENT


                                  by and among

                               Sapient Corporation

                                       and

                                  Mark Hallman,
                                 Boyd Scroggins,
                               Carolyn R. Waygood
                                       and
                               Charles M. Waygood

                                   dated as of

                                December 4, 1997

                                TABLE OF CONTENTS
                                                                           Page

ARTICLE I - PURCHASE AND SALE OF THE EXOR SHARES.............................1
    1.1      Purchase of the EXOR Shares from the Stockholders...............1
    1.2      Purchase Price..................................................1
    1.3      The Closing.....................................................2
    1.4      Further Assurances..............................................3

ARTICLE IIA - REPRESENTATIONS AND WARRANTIES REGARDING
                      THE EXOR SHARES AND THE STOCKHOLDERS...................3
    2A.1     Ownership of EXOR Shares........................................3
    2A.2     Authority.......................................................4
    2A.3     Noncontravention................................................4
    2A.4     Investment Representations......................................4

ARTICLE IIB - REPRESENTATIONS AND WARRANTIES REGARDING
        EXOR.................................................................5
    2B.1     Organization....................................................5
    2B.2     Capitalization..................................................6
    2B.3     Noncontravention................................................6
    2B.4     Financial Statements and Information............................6
    2B.5     Intellectual Property...........................................7
    2B.6     Trademarks......................................................9
    2B.7     Real Property Owned and Leased..................................9
    2B.8     Assets..........................................................9
    2B.9     Contracts......................................................10
    2B.10    Books and Records; Bank Accounts; Powers of Attorney...........11
    2B.11    Tax Matters....................................................11
    2B.12    Warranties.....................................................12
    2B.13    Customers......................................................12
    2B.14    Insurance......................................................12
    2B.15    Legal Compliance; Environmental Matters........................12
    2B.16    Permits........................................................13
    2B.17    Litigation.....................................................14
    2B.18    Confidential Information.......................................14
    2B.19    Employees and Consultants......................................14
    2B.20    Employee Benefits..............................................14
    2B.21    Business Relationships With Affiliates.........................17
    2B.22    Brokers' Fees..................................................17
    2B.23    Pooling........................................................17
    2B.24    Disclosure.....................................................17

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ARTICLE III - REPRESENTATIONS AND WARRANTIES OF THE BUYER...................18
    3.1      Organization...................................................18
    3.2      Capitalization.................................................18
    3.3      Authorization..................................................18
    3.4      Noncontravention...............................................18
    3.5      Buyer Reports and Financial Statements.........................19
    3.6      Litigation.....................................................19
    3.7      Brokers' Fees..................................................19
    3.8      Investment Representations.....................................19
    3.9      Absence of Certain Changes.....................................20
    3.10     Disclosure.....................................................20

ARTICLE IV - PRE-CLOSING COVENANTS..........................................20
    4.1      Efforts........................................................20
    4.2      Notices and Consents...........................................20
    4.3      Operation of Business..........................................21
    4.4      Full Access....................................................22
    4.5      Monthly Financial Statements...................................22
    4.6      Notice of Breaches.............................................22
    4.7      Exclusivity....................................................23

ARTICLE V - CONDITIONS TO CLOSING...........................................23
    5.1      Conditions to Obligations of the Buyer.........................23
    5.2      Conditions to Obligations of the Stockholders..................25

ARTICLE VI - INDEMNIFICATION................................................26
    6.1      Indemnification by the Stockholders............................26
    6.2      Indemnification by the Buyer...................................26
    6.3      Claims for Indemnification.....................................27
    6.4      Payment of Amounts By Stockholders.............................28
    6.5      Survival.......................................................29
    6.6      Limitations....................................................29

ARTICLE VII - TERMINATION...................................................30
    7.1      Termination of Agreement.......................................30
    7.2      Effect of Termination..........................................30

ARTICLE VIII - REGISTRATION RIGHTS..........................................31
    8.1      Registration of Shares. .......................................31
    8.2      Piggyback Registration Rights..................................32
    8.3      Limitations on Registration Rights.............................33
    8.4      Registration Procedures........................................33
    8.5      Requirements of Stockholders...................................34
    8.6      Indemnification................................................35

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    8.7      Assignment of Rights...........................................36
    8.8      Rule 144 Reports...............................................36

ARTICLE IX - MISCELLANEOUS..................................................36
    9.1      Grant of Stock Options.........................................36
    9.2      Certain Agreements Regarding Pooling Accounting................36
    9.3      Press Releases and Public Disclosure...........................36
    9.4      No Third Party Beneficiaries...................................37
    9.5      Entire Agreement...............................................37
    9.6      Succession and Assignment......................................37
    9.7      Counterparts...................................................37
    9.8      Headings.......................................................37
    9.9      Notices........................................................37
    9.10     Governing Law.  ...............................................39
    9.11     Dispute Resolution.............................................39
    9.12     Amendments and Waivers.  ......................................40
    9.13     Severability.  ................................................40
    9.14     Specific Performance. .........................................40
    9.15     Expenses. .....................................................41
    9.16     Construction. .................................................41
    9.17     Incorporation of Exhibits and Schedules. ......................41
    9.18     Facsimile Signature.  .........................................42

SCHEDULES
Schedule I  - Stockholders and EXOR Shares
Disclosure Schedule

EXHIBITS
Exhibit A - Forms of Employment Agreements
         Exhibit A-1 - Form of Employment Agreement (Mark Hallman and
                       Boyd Scroggins)
         Exhibit A-2 - Form of Employment Agreement (Carolyn R. Waygood) Exhibit B - Form of Non-Disclosure and Non-Solicitation Agreement
Exhibit C - Form of Stockholder Noncompetition Agreement
Exhibit D - Form of Opinion of Dechert, Price & Rhoads
Exhibit E - Form of Opinion of Hale and Dorr LLP
Exhibit F - Form of Stock Option Grant

                             TABLE OF DEFINED TERMS


Defined Term                                               Section
------------                                               -------

Affiliate Relationships                                    2B.21
Agreed Amount                                              6.3(b)
Buyer                                                      Preamble
Buyer Activity                                             8.3(a)
Buyer Common Stock                                         1.2(a)
Buyer Reports                                              3.5
Claim Notice                                               6.3(b)
Claimed Amount                                             6.3(b)
Closing                                                    1.1
Closing Date                                               1.3(a)
Code                                                       2B.20(a)
Contracts                                                  2B.9(a)
Damages                                                    6.1
Disclosure Schedule                                        Article IIB
Employee Benefit Plan                                      2B.20(a)
Environmental Law                                          2B.15(b)
ERISA                                                      2B.20(a)
ERISA Affiliate                                            2B.20(a)
EXOR                                                       Introduction
EXOR Intellectual Property                                 2B.5(a)
EXOR Shares                                                Introduction
First Registration Statement                               8.1(a)
GAAP                                                       2B.4(a)
Governmental Entity                                        2A.3
Indemnified Party                                          6.3(a)
Indemnifying Party                                         6.3(a)
Intellectual Property                                      2B.5(a)
Materials of Environmental Concern                         2B.15(c)
Nasdaq                                                     7.1(e)
Parties                                                    Preamble
Permit(s)                                                  2B.16
Personal Property                                          2B.8(c)
Purchase Price Shares                                      1.2(b)
Required Consents                                          2B.3
SEC                                                        3.5

Second Registration Statement                              8.1(a)
Securities Act                                             2A.4(a)
Security Interest                                          2A.1
Stockholder(s)                                             Preamble
Stockholder Registration Statement                         8.1(a)
Stockholders' Representative                               6.4(d)
Tax(es)                                                    2B.11
Tax Return                                                 2B.11
Third Registration Statement                               8.1(a)

                            STOCK PURCHASE AGREEMENT


     This Agreement is entered into as of December 4, 1997 by and among Sapient Corporation, a Delaware corporation (the "BUYER"), and Mark Hallman, Boyd Scroggins, Carolyn R. Waygood and Charles M. Waygood (individually, a "STOCKHOLDER" and collectively, the "STOCKHOLDERS"). The Buyer and the Stockholders are referred to collectively herein as the "PARTIES."

                                  INTRODUCTION

     1. The Stockholders collectively own all of the outstanding shares of the capital stock (the "EXOR SHARES") of EXOR Technologies Inc., a Texas corporation ("EXOR"), as set forth in more detail on SCHEDULE I attached hereto.

     2. The Buyer desires to purchase from the Stockholders, and the Stockholders desire to sell to the Buyer, the EXOR Shares for the consideration set forth below, subject to the terms and conditions of this Agreement.

     NOW, THEREFORE, in consideration of the representations, warranties, covenants and agreements contained in this Agreement and other good and valuable consideration, the receipt of which is hereby acknowledged, the Parties agree as follows:


                                    ARTICLE I

                      PURCHASE AND SALE OF THE EXOR SHARES

     1.1 PURCHASE OF THE EXOR SHARES FROM THE STOCKHOLDERS. Upon and subject to the terms and conditions of this Agreement, at the closing of the purchase and sale of the EXOR Shares contemplated by this Agreement (the "CLOSING"), each Stockholder shall sell, transfer, convey, assign and deliver to the Buyer, and the Buyer shall purchase, acquire and accept from each Stockholder, all of the EXOR Shares owned by such Stockholder.

     1.2  PURCHASE PRICE.

          (a) The purchase price to be paid by the Buyer for all of the EXOR Shares shall be paid in the form of shares of common stock, par value $0.01 per share, of the Buyer (the "BUYER COMMON STOCK").

          (b) The aggregate number of shares of Buyer Common Stock to be issued to the Stockholders at the Closing (the "PURCHASE PRICE SHARES") shall be

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



305,869 (subject to equitable adjustment in the event of any stock split, stock dividend, reverse stock split or similar event affecting the Buyer Common Stock between the date of this Agreement and the Closing). Subject to Section 1.4(c), each Stockholder shall be entitled to receive in payment for each EXOR Share sold to the Buyer by such Stockholder such number of Purchase Price Shares as is determined by dividing the aggregate number of Purchase Price Shares by the aggregate number of EXOR Shares.

          (c) No certificates or script representing fractional Purchase Price Shares shall be issued to the Stockholders and the Stockholders shall not be entitled to any voting rights, rights to receive any dividends or distributions or other rights as a stockholder of the Buyer with respect to any fractional Purchase Price Shares that would otherwise be issued to such Stockholders. In lieu of fractional Purchase Price Shares that would otherwise be issued, each such Stockholder that would have been entitled to receive a fractional Purchase Price Share shall receive such whole number of Purchase Price Shares as is equal to the precise number of Purchase Price Shares to which such Stockholder would be entitled, rounded up or down to the nearest whole number (with a fractional interest of 0.5 rounded to the nearest odd whole number).

     1.3  THE CLOSING.

          (a) TIME AND LOCATION. The Closing shall take place at the offices of Hale and Dorr LLP in Cambridge, Massachusetts, commencing at 10:00 a.m., local time, on December 15, 1997, or, if all of the conditions to the obligations of the Parties to consummate the transactions contemplated hereby have not been satisfied or waived by such date, on such mutually agreeable later date as soon as practicable after the satisfaction or waiver of all conditions to the obligations of the Parties to consummate the transactions contemplated hereby (the "CLOSING DATE"). The closing of the purchase of EXOR Shares by the Buyer from each of the Stockholders shall take place simultaneously and it shall be a condition to the Buyer's obligation to consummate the transactions contemplated by this Agreement that each Stockholder deliver its EXOR Shares to the Buyer at the Closing.

          (b)  ACTIONS AT THE CLOSING. At the Closing:

               (i) the Stockholders shall deliver (or cause to be delivered) to the Buyer the various certificates, instruments and documents referred to in
Section 5.1;

               (ii) the Buyer shall deliver (or cause to be delivered) to the Stockholders the various certificates, instruments and documents referred to in
Section 5.2;

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               (iii) each Stockholder shall deliver to the Buyer one or more certificates evidencing all of the EXOR Shares owned by such Stockholder, duly endorsed in blank or with stock powers duly executed by the Stockholder, with signature guaranteed, and, to the extent applicable for any Stockholder residing in a community property state, a duly executed spousal consent;

               (iv) the Stockholders shall cause EXOR to deliver to the Buyer the minute books, stock books, ledgers and registers, corporate seals and other corporate records relating to the organization, ownership and maintenance of EXOR;

               (v) the Buyer shall deliver to each Stockholder a stock certificate representing the number of Purchase Price Shares to which such Stockholder is entitled in accordance with Section 1.2; and

               (vi) the Buyer and each Stockholder shall execute and deliver a cross-receipt evidencing the transactions referred to above.

     1.4 FURTHER ASSURANCES. At any time and from time to time after the Closing, at the reasonable request of the Buyer and without further consideration, the Stockholders shall promptly execute and deliver such instruments of sale, transfer, conveyance, assignment and confirmation, and take all such other action as the Buyer may reasonably request, more effectively to transfer, convey and assign to the Buyer, and to confirm the Buyer's title to, all of the EXOR Shares, to put the Buyer through its ownership of the EXOR Shares in actual possession and operating control of the assets, properties and business of EXOR, and to carry out the purpose and intent of this Agreement.


                                   ARTICLE IIA

            REPRESENTATIONS AND WARRANTIES REGARDING THE EXOR SHARES
                              AND THE STOCKHOLDERS

     Each Stockholder severally represents and warrants to the Buyer as follows:

     2A.1 OWNERSHIP OF EXOR SHARES. Such Stockholder has good and marketable title, free and clear of any and all Security Interests (as defined below), conditions, restrictions and voting trust arrangements, to all of the EXOR Shares listed on SCHEDULE I as being owned by such Stockholder. Such Stockholder has the full right, power and authority to sell, transfer, convey, assign and deliver to the Buyer at the Closing the EXOR Shares owned by such Stockholder and, upon consummation of the purchase and sale contemplated hereby, the Buyer will acquire from such Stockholder good and marketable title to such EXOR Shares, free and clear of all Security Interests, conditions, restrictions and voting trust arrangements. "SECURITY

INTEREST" means any mortgage, pledge, security interest, encumbrance, charge, lien, contractual restriction or covenant, option or other adverse claim (whether arising by contract or by operation of law).

     2A.2 AUTHORITY. Such Stockholder has all requisite power and authority to execute and deliver this Agreement and to perform such Stockholder's obligations hereunder. This Agreement has been duly and validly executed and delivered by such Stockholder, and constitutes a valid and binding obligation of such Stockholder, enforceable against such Stockholder in accordance with its terms.

     2A.3 NONCONTRAVENTION. Neither the execution and delivery of this Agreement by such Stockholder nor the consummation by such Stockholder of the transactions contemplated by this Agreement will: (i) conflict with or violate any provision of the Articles of Incorporation or bylaws of EXOR; (ii) require on the part of such Stockholder any filing with, or any permit, authorization, consent or approval of, any court, arbitrational tribunal, administrative agency or commission or other governmental or regulatory authority or agency (a "GOVERNMENTAL ENTITY"); (iii) conflict with, result in a breach of, constitute (with or without due notice or lapse of time or both) a default under, result in the acceleration of, create in any party the right to accelerate, terminate, modify or cancel, or require any notice, consent or waiver under, any agreement, instrument, contract or arrangement to which such Stockholder is a party or by which such Stockholder or any of his or her properties is bound; (iv) result in the imposition of any Security Interest upon the EXOR Shares owned by such Stockholder or any assets or properties of such Stockholder; or (v) violate any order, writ, injunction, decree, law, statute, rule or regulation applicable to such Stockholder or to the EXOR Shares owned by such Stockholder.

     2A.4 INVESTMENT REPRESENTATIONS.

          (a) Such Stockholder is acquiring the Purchase Price Shares to be issued to such Stockholder for such Stockholder's own account for investment only, and not with a view to, or for sale in connection with, any distribution of such Purchase Price Shares in violation of the Securities Act of 1933, as amended (the "SECURITIES ACT") or any rule or regulation under the Securities Act.

          (b) Such Stockholder has had adequate opportunity to obtain from representatives of the Buyer such information, in addition to the representations set forth in the Agreement, as is necessary to evaluate the merits and risks of such Stockholder's investment in the Buyer.

          (c) Such Stockholder has sufficient experience in business, financial and investment matters to be able to evaluate the risks involved in the acquisition of the Purchase Price Shares to be issued to such Stockholder and to make an informed investment decision with respect to such investment.

          (d) Such Stockholder understands that the Purchase Price Shares have not been registered under the Securities Act and are "restricted securities" within the meaning of Rule 144 under the Securities Act; and that the Purchase Price Shares cannot be sold, transferred or otherwise disposed of unless they are subsequently registered under the Securities Act or an exemption from registration is then available.

          (e) Such Stockholder agrees and understands that a legend substantially in the following form will be placed on the certificate representing the Purchase Price Shares to be issued to such Stockholder:

          "The shares represented by this certificate have not been registered under the Securities Act of 1933, as amended, and may not be sold, transferred or otherwise disposed of in the absence of an effective registration statement under such Act or an opinion of counsel satisfactory to the corporation to the effect that such registration is not required."


                                   ARTICLE IIB

                  REPRESENTATIONS AND WARRANTIES REGARDING EXOR

     Each Stockholder represents and warrants to the Buyer that the statements contained in this Article IIB are true and correct except as set forth in the disclosure schedule attached hereto (the "DISCLOSURE SCHEDULE"). The Disclosure Schedule shall be arranged in paragraphs corresponding to the numbered and lettered paragraphs contained in this Article IIB, and the disclosures in any paragraph of the Disclosure Schedule shall qualify another paragraph in this
Article IIB only to the extent it is clear from a reading of the disclosure that such disclosure is applicable to such other paragraph.

     2B.1 ORGANIZATION. EXOR is a corporation duly organized, validly existing and in good standing (corporate and tax) under the laws of the State of Texas, and has all requisite power and authority to own and use its properties and to carry on its business as now being conducted. EXOR has qualified to transact business as a foreign corporation and is in good standing (corporate and tax) under the laws of each jurisdiction in which the nature of its business or the ownership or leasing of its properties requires such qualification, except where the failure to so qualify would not have a material adverse effect on EXOR or its business, properties, operations, condition (financial or otherwise), assets or liabilities. EXOR does not control, directly or indirectly, or have any direct or indirect equity participation in, any corporation, limited liability company, partnership, trust or other business association.

     2B.2 CAPITALIZATION. The authorized capital stock of EXOR consists of 500,000 shares of common stock, par value $0.10 per share, of which 10,526 shares are issued and outstanding as of the date of this Agreement (all of which are owned of record and beneficially by the Stockholders as set forth on
SCHEDULE I attached hereto). All of the issued and outstanding EXOR Shares are duly authorized, validly issued, fully paid, nonassessable and issued without violation of any preemptive rights. There are no outstanding or authorized options, warrants, rights, agreements or commitments to which EXOR is a party or which are binding upon EXOR providing for the issuance, disposition or acquisition, contingent or otherwise, of any of its capital stock. There are no outstanding or authorized stock appreciation, phantom stock or similar rights with respect to EXOR. There are no agreements, voting trusts, proxies or understandings with respect to the voting, or registration under the Securities Act of any capital stock of EXOR. All of the issued and outstanding EXOR Shares were issued in compliance with applicable federal and state securities laws.

     2B.3 NONCONTRAVENTION. Subject to compliance with the applicable requirements of the Securities Act and any applicable state securities laws, neither the purchase and sale of the EXOR Shares nor the consummation of the other transactions contemplated by this Agreement will: (i) conflict with or violate any provision of the Articles of Incorporation or bylaws of EXOR; (ii) require on the part of EXOR any filing with, or any permit, authorization, consent or approval of, any Governmental Entity; (iii) conflict with, result in a breach of, constitute (with or without due notice or lapse of time or both) a default under, result in the acceleration of, create in any party the right to accelerate, terminate, modify or cancel, or require any notice, consent or waiver under, any agreement, instrument, contract or arrangement to which EXOR is a party or by which EXOR or any of its assets or properties is bound; (iv) result in the imposition of any Security Interests upon any assets or properties of EXOR; or (v) violate any order, writ, injunction, decree, law, statute, rule or regulation applicable to EXOR or any of its properties or assets. Section 2B.3 of the Disclosure Schedule sets forth a list of any notice, consent or waiver required, as a result of or in connection with the purchase and sale of EXOR Shares contemplated by this Agreement, under any agreement, instrument contract or arrangement of EXOR or by which EXOR or any of its properties or assets is bound (the "REQUIRED CONSENTS")

     2B.4 FINANCIAL STATEMENTS AND INFORMATION.

          (a) FINANCIAL STATEMENTS. EXOR has previously delivered to the Buyer copies of its financial statements as of and for the fiscal years ended December 31, 1995 and 1996, as of and for the nine-month period ended September 30, 1997 and as of and for the 10-month period ended October 31, 1997.

Such financial statements (i) have been prepared in accordance with United States generally accepted accounting principles ("GAAP") applied on a consistent basis throughout the period covered thereby (except that the interim financial statements do not include footnotes and are subject to normal recurring year-end adjustments which will not be material in amount), and (ii) fairly present, as of the dates and for the periods indicated, the financial condition, results of operations and cash flows of EXOR.

          (b) ABSENCE OF UNDISCLOSED LIABILITIES. EXOR has no liability or commitment (whether known or unknown, whether absolute or contingent, whether liquidated or unliquidated and whether due or to become due), other than (i) the liabilities shown on EXOR's balance sheet as of October 31, 1997, and (ii) liabilities, similar in nature to those shown on such balance sheet, which have arisen after October 31, 1997 in the ordinary course of business consistent with past practice (including with respect to amount).

          (c) ABSENCE OF CERTAIN CHANGES. Since December 31, 1996, (i) there has been no material adverse change in EXOR or its business, properties, operations, condition (financial or otherwise), assets or liabilities, and there has occurred no event or development which may reasonably be foreseen to have in the future a material adverse effect on EXOR or its business, properties, operations, condition (financial or otherwise), assets or liabilities, and (ii) EXOR has not taken any of the actions set forth in clauses (i) through (xiii) of
Section 4.3(a).

          (d) ACCOUNTS RECEIVABLES. EXOR has delivered to the Buyer a true and correct list of all accounts receivable as of October 31, 1997, including an aging thereof. All accounts receivable of EXOR arose out of the sales of services in the ordinary course of business and are reasonably expected to be collectable in the face value thereof within 90 days of the date of invoice, using normal collection procedures, net of the reserve for doubtful accounts, which reserve is reasonably adequate and was calculated in accordance with GAAP.

     2B.5 INTELLECTUAL PROPERTY.

          (a) EXOR owns or has the right to use all Intellectual Property (as defined below) used or necessary for the operation of its businesses as presently conducted or presently proposed to be conducted (the "EXOR INTELLECTUAL PROPERTY"). Each item of EXOR Intellectual Property will be owned or available for use by EXOR on identical terms and conditions immediately following the Closing as it was prior to the Closing. EXOR has taken all reasonable measures to protect the proprietary nature of each item of EXOR Intellectual Property, and to maintain in confidence all trade secrets and confidential information, that it owns or uses. No other person or entity owns or has any rights to any of the EXOR Intellectual Property (except pursuant to agreements or licenses specified in Section 2B.5(c) or 2B.5(d) of the Disclosure Schedule), and, to EXOR's knowledge, no other person or entity is infringing, violating or misappropriating any of the EXOR Intellectual Property. EXOR has delivered or made available to the Buyer correct and complete copies of all written documentation evidencing ownership of, and any claims or disputes relating to, each item of EXOR Intellectual Property. "INTELLECTUAL PROPERTY" means all (i) patents and patent applications, (ii) copyrights and registrations thereof, (iii) computer software, source code, data and documentation (excluding, in each case, commercially available "off the shelf" software), (iv) trade secrets and confidential business information, whether patentable or unpatentable and whether or not reduced to practice, know-how, manufacturing and production processes and techniques, research and development information, copyrightable works, financial, marketing and business data, pricing and cost information, business and marketing plans and customer and supplier lists and information, and (v) other proprietary rights relating to any of the foregoing.

          (b) None of the activities or business presently conducted by EXOR infringes or violates, or constitutes a misappropriation of, any Intellectual Property rights of any other person or entity. EXOR has not received any complaint, claim or notice alleging any such infringement, violation or misappropriation.

          (c) Section 2B.5(c) of the Disclosure Schedule identifies each license, distribution, reseller or other agreement pursuant to which EXOR has granted any rights to any third party with respect to any EXOR Intellectual Property.

          (d) Section 2B.5(d) of the Disclosure Schedule identifies each item of EXOR Intellectual Property that is owned by a party other than EXOR, and the license or agreement pursuant to which EXOR uses it. With respect to each such item of Intellectual Property:

               (i)   the license, sublicense or other agreement, covering such
item is legal, valid, binding, enforceable and in full force and effect;

               (ii) such license, sublicense or other agreement may be assigned to the Buyer and will continue to be legal, valid, binding, enforceable and in full force and effect immediately following the Closing in accordance with the terms thereof as in effect prior to the Closing; and

               (iii) no party to such license, sublicense or other agreement is in breach or default, and no event has occurred which with notice or lapse of time would constitute a breach or default or permit termination, modification or acceleration thereunder.

     2B.6 TRADEMARKS. EXOR has used the trademarks listed in Section 2B.6 of the Disclosure Schedule since the dates set forth in such Section. EXOR has not licensed or granted any right to use any such trademark to any other person or entity. EXOR does not use, and in the past has not used, any other trademarks or trade names other than those listed in Section 2B.6 of the Disclosure Schedule.

     2B.7 REAL PROPERTY OWNED AND LEASED.

          (a)  EXOR does not own any real property.

          (b) Section 2B.7 of the Disclosure Schedule lists and describes briefly all real property leased or subleased to EXOR and lists the term of such lease or sublease, any extension and expansion options, and the rent payable thereunder. EXOR has delivered to the Buyer correct and complete copies of the leases and subleases (as amended to date) listed in Section 2B.7 of the Disclosure Schedule. With respect to each lease and sublease listed in Section 2B.7 of the Disclosure Schedule:

               (i) the lease or sublease is legal, valid, binding, enforceable and in full force and effect;

               (ii) the lease or sublease will continue to be legal, valid, binding, enforceable and in full force and effect immediately following the Closing in accordance with the terms thereof as in effect prior to the Closing;

               (iii) no party to the lease or sublease is in breach or default, and no event has occurred which, with notice or lapse of time, would constitute a breach or default or permit termination, modification, or acceleration thereunder;

               (iv) there are no disputes, oral agreements or forbearance programs in effect as to the lease or sublease;

               (v) EXOR has not assigned, transferred, conveyed, mortgaged, deeded in trust or encumbered any interest in the leasehold or subleasehold; and

               (vi) all facilities leased or subleased thereunder are supplied with utilities and other services necessary for the operation of said facilities.

     2B.8 ASSETS.

          (a) EXOR owns or leases all tangible assets necessary for the conduct of its business as presently conducted by EXOR and as presently contemplated to be conducted. Such tangible assets, taken as a whole, are free from material defects, have been maintained in accordance with normal industry practice, are in good operating condition and repair (subject to normal wear and tear) and are suitable for the purposes for which it presently is used. Except as set forth in the Disclosure Schedule, all such tangible assets are located at EXOR's offices at 14131 Midway Road, Dallas, Texas. With respect to any such tangible assets which are not located at EXOR's offices at 14131 Midway Road, Dallas, Texas, the Company has the right to retrieve such assets from their current location at any time without any obligation to make a payment to any third party.

          (b) Except as set forth in the Disclosure Schedule, no asset of EXOR (tangible or intangible) is subject to any Security Interest.

          (c) Section 2B.8(c) of the Disclosure Schedule sets forth (i) a true, correct and complete list of all items of tangible personal property, including without limitation purchased and capitalized software (which may be listed on Section 2B.5(a) of the Disclosure Schedule in lieu of being listed on Section 2B.8(c) of the Disclosure Schedule), owned by EXOR as of the date hereof, or not owned by EXOR but in the possession of or used in the business of EXOR (the "PERSONAL PROPERTY"), other than individual assets with a book value of less than $5,000; and (ii) a description of the owner of, and any agreement relating to the use of, each item of Personal Property not owned by EXOR and the circumstances under which such Personal Property is used. EXOR has good and marketable title to each item of Personal Property owned by EXOR. Each item of Personal Property not owned by EXOR is in such condition that upon the return of such property to its owner in its present condition at the end of the relevant lease term or as otherwise contemplated by the applicable agreement between the respective entity and the owner or lessor thereof, the obligations of the respective entity to such owner or lessor will be discharged.

     2B.9 CONTRACTS.

          (a) Section 2B.9 of the Disclosure Schedule lists each contract, agreement or commitment (written or oral) material to EXOR or its business to which EXOR is a party and under which EXOR currently has, or may in the future have, any rights or obligations (other than those listed in Section 2B.5 of the Disclosure Schedule), including without limitation (i) any contract, agreement or commitment providing for the payment by EXOR of an amount in excess of $25,000; (ii) any contract, agreement or commitment concerning confidentiality, ownership of ideas or inventions, work-for-hire, non-disclosure or non-competition; (iii) any contract, agreement or commitment with any current or former stockholders or employees of or consultants to EXOR; (iv) any contract, agreement or commitment with any suppliers of the services of EXOR; and (v) any contract, agreement or purchase order by a customer which (x) is not in the ordinary course of business, (y) is for an amount in excess of $15,000 or (z) requires EXOR to perform over a period of more than three months (collectively, together with the agreements and licenses listed in Section 2B.5 of the Disclosure Schedule, the "CONTRACTS").

           (b) EXOR has previously delivered or made available to the Buyer a complete and accurate copy of each Contract. Each Contract is a valid and binding agreement between EXOR and the other party or parties thereto, and will continue to be so immediately following the Closing; and no defaults or breaches exist under any of the Contracts and none will arise as a result of the purchase and sale of EXOR Shares contemplated by this Agreement.

     2B.10 BOOKS AND RECORDS; BANK ACCOUNTS; POWERS OF ATTORNEY.

           (a) The corporate minute books, financial and accounting records and other business records of EXOR, as furnished to the Buyer, are accurate and complete in all material respects.

           (b) Section 2B.10 of the Disclosure Schedule sets forth a correct and complete list of all bank accounts and safe deposits of EXOR, and all authorized signatories with respect thereto.

           (c) There are no outstanding powers of attorney executed on behalf of EXOR.

     2B.11 TAX MATTERS. EXOR has filed on a timely basis all Tax Returns (as defined below) that were required to be filed and all of such Tax Returns were accurate and complete in all material respects. EXOR has paid on a timely basis all Taxes which have become due. The Company has not paid or incurred any penalty, fine or addition to Tax in respect of any filing or failure to file any Tax Return, or any failure to timely pay any Tax, or in respect of any other claim or assessment by any taxing authority in respect of any Taxes. The unpaid Taxes of EXOR for tax periods through September 30, 1997 do not exceed the accruals and reserves for Taxes set forth on the September 30, 1997 balance sheet of EXOR. No unsatisfied deficiencies have been asserted or assessed against EXOR as a result of any audit by the Internal Revenue Service or any state or local taxing authority, and no examination or audit by any such authority is currently in progress or, to the knowledge of EXOR, threatened. The Company has not waived or extended any applicable statute of limitations relating to the assessment of Taxes. All Taxes that EXOR is or was required by law to withhold or collect have been duly withheld or collected and, to the extent required, have been paid on a timely basis to the proper taxing authority. "TAXES" means all taxes, charges, fees and similar assessments (including without limitation those relating to income, receipts, excise, real property, personal property, sales, use, transfer, withholding, employment, payroll, franchises and value added, and customs and import duties and fees) imposed by the United

States of America or any state, local or foreign government, or any agency thereof. "TAX RETURNS" means all reports, returns, declarations, statements, forms or other information required to be supplied to a taxing authority in connection with Taxes.

     2B.12 WARRANTIES. No service provided by EXOR is subject to any guaranty, warranty, right of return or other indemnity other than (i) the applicable warranty terms which are set forth in Section 2B.12 of the Disclosure Statement and (ii) any general warranty of merchantability or fitness for a particular purpose implied as a matter of state law which continues to be applicable notwithstanding the disclaimer of such warranty made by EXOR in writing.

     2B.13 CUSTOMERS. EXOR has good relations with its customers. No significant customer or prospective customer has indicated to EXOR that it will not purchase any services from EXOR in the future or that it wishes to receive a refund or credit for any services previously purchased from EXOR. As of the date of this Agreement, no unfilled customer order or commitment obligating EXOR to perform services is being performed at a loss to EXOR. To EXOR's knowledge, no unfilled customer order or commitment obligating EXOR to perform services will result in a loss to EXOR upon completion of performance.

     2B.14 INSURANCE.

           (a) EXOR maintains, has maintained since its inception, and will maintain until the Closing insurance with respect to its assets and business, the present scope and coverage amounts of which are described in Section 2B.14 of the Disclosure Schedule.

           (b) No professional liability or similar claim has ever been made against EXOR.

     2B.15 LEGAL COMPLIANCE; ENVIRONMENTAL MATTERS.

           (a) EXOR, and the conduct and operations of EXOR's business, are in compliance with each applicable law (including rules, regulations, ordinances and codes thereunder) of any federal, state, local or foreign government or governmental authority (including without limitation any relating to public and employee health and safety, environmental protection, hazardous waste or applicable building, zoning and other laws), except for any violation or default which will not result in a material adverse effect on EXOR or its business, properties, operations, condition (financial or otherwise), assets or liabilities.

           (b) EXOR has complied with all applicable Environmental Laws (as defined below), except for any failure to comply which would not have a material adverse effect on EXOR or its business, properties, operations, condition (financial or otherwise), assets or liabilities. There is no pending, or, to the knowledge of EXOR, threatened, civil or criminal litigation, written notice of violation, formal administrative proceeding, or investigation, inquiry or information request by any governmental entity, relating to any Environmental Law involving EXOR. "ENVIRONMENTAL LAW" means any federal, state or local law, statute, rule or regulation or the common law relating to the environment or occupational health and safety, including without limitation any statute, regulation or order pertaining to (i) treatment, storage, disposal, generation and transportation of industrial, toxic or hazardous substances or solid or hazardous waste; (ii) air, water and noise pollution; (iii) groundwater and soil contamination; (iv) the release or threatened release into the environment of industrial, toxic or hazardous substances, or solid or hazardous waste, including without limitation emissions, discharges, injections, spills, escapes or dumping of pollutants, contaminants or chemicals; (v) the protection of wild life, marine sanctuaries and wetlands, including without limitation all endangered and threatened species; (vi) storage tanks, vessels and containers;
(vii) underground and other storage tanks or vessels, abandoned, disposed or discarded barrels, containers and other closed receptacles; (viii) health and safety of employees and other persons; and (ix) manufacture, processing, use, distribution, treatment, storage, disposal, transportation or handling of pollutants, contaminants, chemicals or industrial, toxic or hazardous substances or oil or petroleum products or solid or hazardous waste. As used above, the terms "release" and "environment" shall have the meaning set forth in the federal Comprehensive Environmental Compensation, Liability and Response Act of 1980 (CERCLA).

           (c) There have been no releases of any Materials of Environmental Concern (as defined below) into the environment at any parcel of real property or any facility formerly or currently owned, operated or controlled by EXOR. EXOR is not aware of any releases of Materials of Environmental Concern at parcels of real property or facilities other than those owned, operated or controlled by EXOR that could reasonably be expected to have an impact on the real property or facilities owned, operated or controlled by EXOR. "MATERIALS OF ENVIRONMENTAL CONCERN" means any chemicals, pollutants or contaminants, hazardous substances (as such term is defined under CERCLA), solid wastes and hazardous wastes (as such terms are defined under the federal Resources Conservation and Recovery Act), toxic materials, oil or petroleum and petroleum products.

           (d) To EXOR's knowledge, there are no environmental reports, investigations or audits relating to premises currently or previously owned or operated by EXOR.

     2B.16 PERMITS. EXOR possesses all permits, licenses, registrations, certificates, orders, approvals, franchises, variances and similar rights issued by or obtained from any Governmental Entity or any other third party, that are required to conduct the business of EXOR, each of which is listed in Section 2B.16 of the Disclosure Schedule (collectively, the "PERMITS"). Each Permit will be in full force and effect immediately following the Closing and will not expire or terminate as a result of the transactions contemplated by this Agreement.

     2B.17 LITIGATION. EXOR (a) is not subject to any unsatisfied judgment, order, decree, stipulation or injunction and (b) is not a party to, nor, to EXOR's knowledge, threatened with, any litigation, suit, action, investigation, proceeding or controversy before any Governmental Entity.

     2B.18 CONFIDENTIAL INFORMATION. Except as set forth in Section 2B.18 of the Disclosure Schedule, EXOR has not disclosed any information of a proprietary or confidential nature relating to its business, technology or financial condition to any person or entity.

     2B.19 EMPLOYEES AND CONSULTANTS.

           (a) All present employees of EXOR are listed in Section 2B.19(a) of the Disclosure Schedule, together with their job titles and salaries. Each present and past employee of EXOR is bound by EXOR's standard confidentiality agreement, a copy of which is attached to Section 2B.19(a) of the Disclosure Schedule. No employees of EXOR are represented by any labor union or subject to any collective bargaining agreement, and the employee relations of EXOR are good.

           (b) Section 2B.19(b) of the Disclosure Schedule lists all independent contractors who have provided services to the Company since January 1, 1997; provided that such list does not need to include the names of any persons engaged through a temporary agency which is named on Section 2B.19(b). Each such independent contractor and each past independent contractor is bound by EXOR's standard confidentiality agreement for independent contractors, a copy of which is attached to Section 2B.19(b) of the Disclosure Schedule.

     2B.20 EMPLOYEE BENEFITS.

           (a) Section 2B.20 of the Disclosure Schedule contains a complete and accurate list of all Employee Benefit Plans (as defined below) maintained, or contributed to, by EXOR or any ERISA Affiliate (as defined below). "EMPLOYEE BENEFIT PLAN" means any "employee pension benefit plan" (as defined in Section 3(2) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA")), any "employee welfare benefit plan" (as defined in Section 3(1) of ERISA), and any other written or oral plan, agreement or arrangement involving direct or indirect compensation, including without limitation insurance coverage, severance benefits, disability benefits, deferred compensation, bonuses, stock options, stock purchase, phantom stock, stock appreciation or other forms of incentive compensation or post-retirement compensation. "ERISA AFFILIATE" means any entity which is or at any applicable time was a member of (i) a controlled group of corporations (as defined in Section 414(b) of the Internal Revenue Code of 1986, as amended (the "CODE")), (ii) a group of trades or businesses under common control (as defined in Section 414(c) of the Code), or (iii) an affiliated service group (as defined under Section 414(m) of the Code or the regulations under Section 414(o) of the Code), any of which includes EXOR. Complete and accurate copies of (i) all Employee Benefit Plans which have been reduced to writing, (ii) written summaries of all unwritten Employee Benefit Plans, (iii) all related trust agreements, insurance contracts and summary plan descriptions, and (iv) all annual reports filed on IRS Form 5500, 5500C or 5500R for each Employee Benefit Plan since inception of the Plan, have been delivered to the Buyer. Each Employee Benefit Plan has been administered in all material respects in accordance with its terms and EXOR and each ERISA Affiliate have in all material respects met their obligations with respect to such Employee Benefit Plan and have made all required contributions thereto. EXOR and all Employee Benefit Plans are in compliance in all material respects with the currently applicable provisions of ERISA and the Code and the regulations thereunder.

           (b) There are no known investigations by any governmental entity, termination proceedings or other claims (except claims for benefits payable in the normal operation of the Employee Benefit Plans and proceedings with respect to qualified domestic relations orders), suits or proceedings against or involving any Employee Benefit Plan or asserting any rights or claims to benefits under any Employee Benefit Plan that could give rise to any material liability.

           (c) All the Employee Benefit Plans that are intended to be qualified under Section 401(a) of the Code have received determination letters from the Internal Revenue Service to the effect that such Employee Benefit Plans are qualified and the plans and the trusts related thereto are exempt from federal income taxes under Sections 401(a) and 501(a), respectively, of the Code, no such determination letter has been revoked and revocation has not been threatened, and no such Employee Benefit Plan has been amended since the date of its most recent determination letter or application therefor in any respect.

           (d) Neither EXOR nor any ERISA Affiliate has ever maintained an Employee Benefit Plan subject to Section 412 of the Code or Title IV of ERISA.

           (e) At no time has EXOR or any ERISA Affiliate been obligated to contribute to any "multi-employer plan" (as defined in Section 4001(a)(3) of ERISA).

           (f) There are no unfunded obligations under any Employee Benefit Plan providing benefits after termination of employment to any employee of EXOR (or to any beneficiary of any such employee), including but not limited to retiree health coverage and deferred compensation, but excluding continuation of health coverage required to be continued under Section 4980B of the Code and insurance conversion privileges under state law.

           (g) No act or omission has occurred and no condition exists with respect to any Employee Benefit Plan maintained by EXOR or any ERISA Affiliate that would subject EXOR or any ERISA Affiliate to (i) any material fine, penalty, tax or liability of any kind imposed under ERISA or the Code or (ii) any contractual indemnification or contribution obligation protecting any fiduciary, insurer or service provider with respect to any Employee Benefit Plan.

           (h) No Employee Benefit Plan is funded by, associated with, or related to a "voluntary employee's beneficiary association" within the meaning of Section 501(c)(9) of the Code.

           (i) Each Employee Benefit Plan is amendable and terminable unilaterally by EXOR at any time and no Employee Benefit Plan, plan documentation or agreement, summary plan description or other written communication distributed generally to employees by its terms prohibits EXOR from amending or terminating any such Employee Benefit Plan.

           (j) Section 2B.20 of the Disclosure Schedule discloses each: (i) agreement with any stockholder, director, executive officer or other key employee of EXOR (A) the benefits of which are contingent, or the terms of which are materially altered, upon the occurrence of a transaction involving EXOR of the nature of any of the transactions contemplated by this Agreement, (B) providing any term of employment or compensation guarantee or (C) providing severance benefits or other benefits after the termination of employment of such director, executive officer or key employee; (ii) agreement, plan or arrangement under which any person may receive payments from EXOR that may be subject to the tax imposed by Section 4999 of the Code or included in the determination of such person's "parachute payment" under Section 280G of the Code; and (iii) agreement or plan binding EXOR, including without limitation any stock option plan, stock appreciation right plan, restricted stock plan, stock purchase plan, severance benefit plan, or any Employee Benefit Plan, any of the benefits of which will be increased, or the vesting of the benefits of which will be accelerated, by the occurrence of any of the transactions contemplated by this Agreement or the value of any of the benefits of which will be calculated on the basis of any of the transactions contemplated by this Agreement.

           (k) Section 2B.20(k) of the Disclosure Schedule sets forth EXOR's policy with respect to accrued vacation liability, accrued sick time and earned time-off liability and the amount of such liabilities as of September 30, 1997, including a list of EXOR employees who have been authorized to carry 1997 accrued vacation time into 1998 and the length of such carry-over vacation time.

     2B.21 BUSINESS RELATIONSHIPS WITH AFFILIATES. Section 2B.21 of the Disclosure Schedule lists any agreements, arrangements or relationships whereby any officer, director or stockholder of EXOR (or any member of any such person's "immediate family" (as defined in Rule 16a-1 under the Securities Exchange Act of 1934)) (a) owns any property or right, tangible or intangible, which is used in the business of EXOR, (b) has any claim or cause of action against EXOR, (c) owes any money to EXOR or is owed any money by EXOR or (d) has any other business relationship with EXOR other than in the capacity as an officer, director or stockholder (any relationships shall be referred to herein as "AFFILIATE RELATIONSHIPS").

     2B.22 BROKERS' FEES. No financial advisor, broker, agent or finder was utilized by EXOR or any Stockholder in connection with the transactions contemplated by this Agreement and no fees are due or owing to any financial advisor, broker, finder or agent. The Stockholders agree to pay all fees, commissions, expenses or other compensation due or owing to any financial advisor, broker, finder, or agent utilized or engaged by EXOR or any Stockholder in connection with the transactions contemplated hereby.

     2B.23 POOLING. Neither EXOR nor, to the knowledge of EXOR, any of the Stockholders or any other affiliate of EXOR has taken or agreed to take any action that would prevent the Buyer from accounting for the business combination to be effected hereby as a "pooling of interests."

     2B.24 DISCLOSURE. No representation or warranty by the Stockholders contained in this Agreement, and no statement contained in the Disclosure Schedule or any other document, certificate or other instrument delivered to or to be delivered by or on behalf of the Stockholders or EXOR pursuant to this Agreement, contains or will contain any untrue statement of a material fact or omits or will omit to state any material fact necessary, in light of the circumstances under which it was or will be made, in order to make the statements herein or therein not misleading.

                                   ARTICLE III

                   REPRESENTATIONS AND WARRANTIES OF THE BUYER

         The Buyer represents and warrants to each Stockholder as follows:

     3.1 ORGANIZATION. The Buyer is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. The Buyer is duly qualified to conduct business and is in good standing under the laws of the Commonwealth of Massachusetts. The Buyer has all requisite power and authority to own its properties and to carry on its business as now being conducted, to execute and deliver this Agreement and to perform its obligations hereunder.

     3.2  CAPITALIZATION. The authorized capital stock of the Buyer consists of
(a) 40,000,000 shares of Buyer Common Stock, of which 11,706,591 shares were issued and outstanding as of November 10, 1997 and (b) 5,000,000 shares of Preferred Stock, $.01 par value per share, none of which are issued or outstanding. All of the issued and outstanding shares of Buyer Common Stock are duly authorized, validly issued, fully paid, nonassessable, and free of all preemptive rights. All of the Purchase Price Shares will be, when issued in accordance with this Agreement, duly authorized, validly issued, fully paid, nonassessable, and free of all preemptive rights.

     3.3 AUTHORIZATION. The execution and delivery by the Buyer of this Agreement, and the consummation by the Buyer of the transactions contemplated hereby, have been duly authorized by all necessary corporate action on the part of the Buyer. This Agreement constitutes a valid and binding obligation of the Buyer, enforceable against the Buyer in accordance with its terms.

     3.4 NONCONTRAVENTION. Subject to compliance with the applicable requirements of the Securities Act and any applicable state securities laws, neither the execution and delivery of this Agreement by the Buyer nor the consummation by the Buyer of the transactions contemplated by this Agreement will: (i) conflict with or violate any provision of the Certificate of Incorporation or bylaws of the Buyer; (ii) require on the part of the Buyer any filing with, or any permit, authorization, consent or approval of, any Governmental Entity; (iii) conflict with, result in the breach of, constitute (with or without due notice or lapse of time or both) a default under, result in the acceleration of, create in any party the right to accelerate, terminate, modify or cancel, or require any notice, consent or waiver under, any agreement, instrument, contract or arrangement to which the Buyer is a party or by which the Buyer or any of its assets or properties is bound; or (iv) violate any order, writ, injunction, decree, law, statute, rule or regulation applicable to the Buyer or any of its properties or assets.

     3.5 BUYER REPORTS AND FINANCIAL STATEMENTS. The Buyer has previously furnished to the Stockholders (i) its Annual Report on Form 10-K for the fiscal year ended December 31, 1996, as filed with the Securities and Exchange Commission (the "SEC"), (ii) its Quarterly Report on Form 10-Q for the quarters ended March 31, 1997, June 30, 1997 and September 30, 1997 (collectively, the "BUYER REPORTS"), and (iii) its Certificate of Incorporation and bylaws, as amended to date. As of their respective dates, the Buyer Reports did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. The financial statements of the Buyer included in the Buyer Reports (i) comply as to form in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto and (ii) fairly present the consolidated financial condition, results of operations and cash flows of the Buyer as of the respective dates thereof and for the periods referred to therein in accordance with GAAP.

     3.6 LITIGATION. There are no actions, suits, or claims or legal, administrative or arbitratorial proceeding pending against, or, to the Buyer's knowledge, threatened against, the Buyer which would adversely affect the Buyer's performance under this Agreement or the consummation of the transactions contemplated by this Agreement.

     3.7 BROKERS' FEES. No broker, agent or finder was utilized by the Buyer in connection with the transactions contemplated by this Agreement and no fees are due or owing to any broker, finder or agent other than to Hamilton Partners. The Buyer agrees to pay all fees, commissions, expenses or other compensation to Hamilton Partners and to any other broker, finder or agent utilized or engaged by the Buyer with respect to the transactions contemplated hereby.

     3.8  INVESTMENT REPRESENTATIONS.

          (a) The Buyer is acquiring the EXOR Shares for its own account for investment only, and not with a view to, or for sale in connection with, any distribution of such EXOR Shares in violation of the Securities Act or any rule or regulation under the Securities Act.

          (b) The Stockholders have informed the Buyer that the EXOR Shares have not been registered under the Securities Act and are "restricted securities" within the meaning of the Securities Act, and cannot be sold, transferred or otherwise disposed of unless they are subsequently registered under the Securities Act or an exemption from registration is then available.

          (c) The Buyer agrees to place a legend substantially in the following form on each certificate representing the EXOR Shares.

               "The shares represented by this certificate have not been registered under the Securities Act of 1933, as amended, and may not be sold, transferred or otherwise disposed of in the absence of an effective registration statement under such Act or an opinion of counsel satisfactory to the corporation to the effect that such registration is not required."

     3.9 ABSENCE OF CERTAIN CHANGES. Since September 30, 1997, there has been no material adverse change in the Buyer or its business, properties, operations, condition (financial or otherwise), assets or liabilities, and there has occurred no event or development which may reasonably be foreseen to have in the future a material adverse effect on the Buyer or its business, properties, operations, condition (financial or otherwise), assets or liabilities.

     3.10 DISCLOSURE. No representation or warranty by the Buyer contained in this Agreement, and no statement contained in any other document, certificate or other instrument delivered to or to be delivered by or on behalf of the Buyer pursuant to this Agreement, contains or will contain any untrue statement of a material fact or omits or will omit to state any material fact necessary, in light of the circumstances under which it was or will be made, in order to make the statements herein or therein not misleading.


                                   ARTICLE IV

                              PRE-CLOSING COVENANTS

     4.1 EFFORTS. Each of the Parties shall use its reasonable best efforts to take all actions and to do all things necessary, proper or advisable to consummate the transactions contemplated by this Agreement.

     4.2 NOTICES AND CONSENTS. The Stockholders shall use their reasonable best efforts to obtain all such waivers, permits, consents, approvals or other authorizations from third parties and governmental agencies and to effect all such registrations, filings and notices with or to third parties and governmental agencies (including without limitation the Required Consents), as may be necessary or desirable in connection with the performance by the Stockholders of their obligations under this Agreement.

     4.3  OPERATION OF BUSINESS.

          (a) Except as contemplated by this Agreement, during the period from the date of this Agreement until the Closing, the Stockholders shall cause EXOR to conduct its operations in the ordinary course of business and in compliance with all applicable laws and regulations and, to the extent consistent therewith, use all reasonable efforts to preserve intact its current business organization, keep its physical assets in good working condition, keep available the services of its current officers and employees and preserve its relationships with customers, suppliers and others having business dealings with it to the end that its goodwill and ongoing business shall not be impaired in any material respect. Without limiting the generality of the foregoing, the Stockholders shall cause EXOR not to, except as may be required by applicable law, without the written consent of the Buyer:

               (i) issue, grant or sell any shares of capital stock of EXOR or any rights, warrants or options to acquire any such shares;

               (ii) pay any dividend or other distribution in cash or property in respect of capital stock or redeem or repurchase any shares of capital stock;

               (iii) create, incur or assume any debt not currently outstanding (including capital leases obligations, but excluding accounts payable incurred in the ordinary course of business); assume, guarantee, endorse or otherwise become liable for the obligations of any other person; or make any loans, advances or capital contributions to, or investments in, any other person;

               (iv) enter into, adopt or amend any Employee Benefit Plan or any employment or severance agreement or arrangement; increase in any manner the compensation or fringe benefits of, or materially modify the employment terms of, or pay any bonuses to, its employees, except, in the case of employees other than the Stockholders, any increase or modification in the ordinary course of business; or hire or terminate any employee, other than in the ordinary course of business, with an annual salary in excess of $40,000;

               (v) acquire any assets or make any capital expenditures for an amount of over $10,000 in any one instance or $50,000 in the aggregate;

               (vi) pay any obligation or liability other than in the ordinary course of business;

               (vii) sell, lease, encumber, dispose of, assign, transfer or license any assets or EXOR Intellectual Property, other than in the ordinary course of business;

               (viii) enter into, amend, terminate, take or omit to take any action that would constitute a violation of or default under, or waive any rights under, any material contract;

               (ix)   amend its Articles of Incorporation or bylaws;

               (x) change in any material respect its accounting methods, principles or practices, except insofar as may be required by a generally applicable change in GAAP;

               (xi) take any action or fail to take any action permitted by this Agreement with the knowledge that such action or failure to take action would result in (i) any of the representations and warranties set forth in
Article IIB becoming untrue or (ii) any of the conditions set forth in Article V not being satisfied;

               (xii) knowingly take any action that would jeopardize the treatment of the transactions contemplated by this Agreement as a "pooling of interests" for accounting purposes; or

               (xiii) agree in writing or otherwise to take any of the foregoing actions.

          (b) Notwithstanding Section 4.3(a), (i) EXOR may proceed with its plans for leasing and furnishing of additional new office space as described in the Disclosure Schedule and (ii) EXOR may engage in discussions and negotiations with another Dallas-based consulting firm regarding a possible acquisition of such firm by EXOR, as previously described to the Buyer.

     4.4 FULL ACCESS. The Stockholders shall permit representatives of the Buyer to have full access (at all reasonable times, and in a manner so as not to interfere with the normal business operations of EXOR) to all premises, properties, technology, financial and accounting records, contracts, other records and documents, personnel, counsel and auditors of or pertaining to EXOR.

     4.5 MONTHLY FINANCIAL STATEMENTS. Within 10 days after the end of each month prior to the Closing, the Stockholders shall cause EXOR to furnish to the Buyer an unaudited income statement for such month and a balance sheet as of the end of such month, prepared on a basis consistent with the financial statements previously provided to the Buyer by EXOR.

     4.6 NOTICE OF BREACHES. The Stockholders shall promptly deliver to the Buyer written notice of any event or development that would (i) render any statement, representation or warranty of any Stockholder in this Agreement (including the Disclosure Schedule) inaccurate or incomplete in any material respect, or (ii) constitute or result in a breach by any Stockholder, or a failure by any Stockholder to comply with, any agreement or covenant in this Agreement. The Buyer shall promptly deliver to the Stockholders written notice of any event or development that would (i) render any statement, representation or warranty of the Buyer in this Agreement inaccurate or incomplete in any material respect, or
(ii) constitute or result in a breach by the Buyer of, or a failure by the Buyer to comply with, any agreement or covenant in this Agreement. No such disclosure shall be deemed to avoid or cure any such misrepresentation or breach.

     4.7 EXCLUSIVITY. Until the later of December 31, 1997 or the date this Agreement terminates pursuant to Article VII hereof, except as permitted by clause (ii) of Section 4.3(b), no Stockholder shall, and the Stockholders shall cause EXOR and its officers, directors, employees, representatives and agents not to, directly or in directly, (i) encourage, solicit, initiate, engage or participate in discussions or negotiations with any person or entity (other than the Buyer) concerning any merger, consolidation, sale of material assets, tender offer, recapitalization, purchase of shares of common stock or other equity interest of EXOR, proxy solicitation or other business combination involving EXOR or (ii) provide any non-public information concerning, or access to, the business, properties or assets of EXOR to any person or entity (other than in the ordinary course of business of EXOR to a party not interested in pursuing a transaction of the nature described in clause (i) above). The Stockholders shall immediately notify the Buyer of, and shall disclose to the Buyer the details of, any inquiries or discussions of the nature described in the preceding sentence.



                                    ARTICLE V

                              CONDITIONS TO CLOSING

     5.1 CONDITIONS TO OBLIGATIONS OF THE BUYER. The obligation of the Buyer to consummate the transactions contemplated by this Agreement is subject to the satisfaction (or waiver by the Buyer) of the following conditions:

          (a) EXOR and each Stockholder shall have obtained all Required Consents and any additional waivers, permits, consents, approvals or other authorizations, and effected all of the registrations, filings and notices, referred to in Section 4.2, except for any which if not obtained or effected would not have a material adverse effect on EXOR or its business, properties, operations, condition (financial or otherwise), assets or liabilities or on the ability of the Parties to consummate the transactions contemplated by this Agreement (which shall be identified to the Buyer in writing at the Closing);

          (b) no action, suit or proceeding shall be pending or threatened wherein an unfavorable judgment, order, decree, stipulation or injunction would
(i) prevent consummation of any of the transactions contemplated by this Agreement, (ii) cause any of the transactions contemplated by this Agreement to be rescinded following consummation or (iii) affect adversely the right of the Buyer to own, operate or control any of the assets and operations of EXOR following the Closing, and no such judgment, order, decree, stipulation or injunction shall be in effect;

          (c) the representations and warranties of the Stockholders set forth in Articles IIA and IIB shall be true and correct when made on the date hereof and shall be true and correct in all material respects (or in ALL respects in the case of any representation or warranty which includes a concept of materiality) as of the Closing as if made as of the Closing (except for representations and warranties made as of a specific date, which shall be true and correct as of such date);

          (d) the Stockholders shall have performed or complied in all material respects with all agreements and covenants required to be performed or complied with under this Agreement as of or prior to the Closing;

          (e) the stockholder's equity of EXOR as of the Closing Date shall be greater than or equal to $2,000,000.

          (f) the Stockholders shall have delivered to the Buyer a certificate to the effect that each of the conditions specified in clauses (a) through (e) of this Section 5.1 is satisfied;

          (g) each director and officer of EXOR shall have signed and delivered to EXOR a resignation from their current positions as directors and officers, which resignations shall be satisfactory in form and substance to the Buyer;

          (h) each of Mark Hallman, Boyd Scroggins and Carolyn R. Waygood shall have executed and delivered to the Buyer the applicable Employment Agreement in substantially the form attached hereto as EXHIBIT A-1 or EXHIBIT A-2, as applicable, along with the Non-Disclosure, Non-Solicitation and Non-Compete Agreement attached as a Schedule thereto;

          (i) each employee of EXOR shall have executed and delivered to the Buyer the Buyer's standard form of Non-Disclosure and Non-Solicitation Agreement in substantially the form attached hereto as EXHIBIT B;

          (j) each of the Stockholders shall have executed and delivered to EXOR a Stockholder Noncompetition Agreement in substantially the form attached hereto as EXHIBIT C;

          (k) the Buyer shall be satisfied with its due diligence review of EXOR, including, without limitation, with the audited financial statements of EXOR for the year ended December 31, 1996 prepared by KPMG Peat Marwick;

          (l) the Buyer shall have received from Dechert Price & Rhoads an opinion with respect to the matters set forth in EXHIBIT D attached hereto, addressed to the Buyer and dated as of the Closing Date;

          (m) the Buyer shall have received a letter from KPMG Peat Marwick, auditors for the Buyer, in a form reasonably satisfactory to the Buyer, to the effect that, and the Buyer shall otherwise be reasonably satisfied that, the Buyer may treat the transaction contemplated by this Agreement as a "pooling of interests" for accounting purposes; and

          (n) the spouse of each Stockholder residing in a community property state shall have executed and delivered a spousal consent in form reasonably satisfactory to the Buyer and the Stockholders.

     5.2 CONDITIONS TO OBLIGATIONS OF THE STOCKHOLDERS. The obligation of each Stockholder to consummate the sale of his EXOR Shares contemplated hereby is subject to the satisfaction (or waiver by the Stockholders) of the following conditions:

          (a)  the representations and warranties of the Buyer set forth in
Article III shall be true and correct when made on the date hereof and shall be true and correct in all material respects (or in ALL respects in the case of any representation or warranty which includes a concept of materiality) as of the Closing as if made as of the Closing (except for representations and warranties made as of a specific date, which shall be true and correct as of such date);

          (b) the Buyer shall have performed or complied in all material respects with its agreements and covenants required to be performed or complied with under this Agreement as of or prior to the Closing;

          (c) the Buyer shall have delivered to each Stockholder a certificate to the effect that each of the conditions specified in clauses (a) and (b) of this Section 5.2 is satisfied;

          (d) the Stockholders shall have received from Hale and Dorr LLP an opinion with respect to the matters set forth in EXHIBIT E attached hereto, addressed to the Stockholders and dated the Closing Date; and

          (e) the Buyer shall have delivered to the Stockholders by check or wire transfer the payments to be paid at the Closing pursuant to the Stockholder Noncompetition Agreements (the form of which is attached hereto as EXHIBIT C).


                                   ARTICLE VI

                                 INDEMNIFICATION

     6.1 INDEMNIFICATION BY THE STOCKHOLDERS. The Stockholders shall, jointly and severally, indemnify the Buyer and EXOR in respect of, and hold the Buyer and EXOR harmless against, any and all debts, obligations and other liabilities, monetary damages, fines, fees, penalties, interest obligations, deficiencies, losses, costs and expenses (including without limitation amounts paid in settlement, interest, court costs, costs of investigators, fees and expenses of attorneys, accountants, financial advisors and other experts, and other expenses of litigation) (collectively, "DAMAGES") incurred or suffered by the Buyer or EXOR resulting from, relating to or constituting:

          (i) any misrepresentation, breach of warranty or failure to perform any covenant or agreement of any Stockholder contained in this Agreement or in the certificate delivered pursuant to Section 5.1(f);

          (ii) the termination of employment of employees of EXOR prior to the Closing that arose under any federal or state law or under any employee benefit plan established or maintained by EXOR, or any workplace conditions of EXOR existing prior to the Closing; and

          (iii) any claim by a stockholder or former stockholder of EXOR, or any other person or entity, seeking to assert, or based upon: (i) ownership or rights to ownership of any shares of stock of EXOR or options therefor; (ii) any rights of a stockholder, including any option or preemptive rights or rights to notice or to vote; (iii) any rights under the Articles of Incorporation, bylaws or other organizational document of EXOR; or (iv) any claim that his, her or its shares were wrongfully repurchased by EXOR.

     6.2 INDEMNIFICATION BY THE BUYER. The Buyer shall indemnify each Stockholder in respect of, and hold each Stockholder harmless against, any and all Damages incurred or suffered by such Stockholder resulting from, relating to or constituting any misrepresentation, breach of warranty or failure to perform any covenant or agreement of the Buyer contained in this Agreement.

     6.3  CLAIMS FOR INDEMNIFICATION

          (a) THIRD-PARTY CLAIMS. A Party entitled to indemnification under this Article VI (which, in the case of a claim by the Stockholders, shall be deemed, solely for the purposes of this Section 6.3, to be the Stockholders' Representative (as defined below)) (an "INDEMNIFIED PARTY") shall give prompt written notification to the Party from whom indemnification is sought (which, in the case of a claim by the Buyer, shall be deemed, solely for the purposes of this Section 6.3, to be the Stockholders' Representative) (the "INDEMNIFYING PARTY") of the commencement of any action, suit or proceeding relating to a third-party claim for which indemnification pursuant to this Article VI may be sought. Within 15 days after delivery of such notification, the Indemnifying Party may, upon written notice thereof to the Indemnified Party, assume control of the defense of such action, suit or proceeding with counsel reasonably satisfactory to the Indemnified Party, provided the Indemnifying Party acknowledges in writing to the Indemnified Party that any damages, fines, costs or other liabilities that may be assessed against the Indemnified Party in connection with such action, suit or proceeding constitute Damages for which the Indemnified Party shall be entitled to indemnification pursuant to this Article
VI. If the Indemnifying Party does not assume control of such defense, the Indemnified Party shall control such defense. The Party or Parties not controlling such defense may participate therein at its or their own expense; provided that if the Indemnifying Party assumes control of such defense and the Indemnified Party reasonably concludes that the Indemnifying Party and the Indemnified Party have conflicting interests or different defenses available with respect to such action, suit or proceeding, the reasonable fees and expenses of counsel to the Indemnified Party shall be considered "Damages" for purposes of this Agreement. The Party or Parties controlling such defense shall keep the other Party or Parties advised of the status of such action, suit or proceeding and the defense thereof and shall consider in good faith recommendations made by the other Party or Parties with respect thereto. The Indemnified Party shall not agree to any settlement of such action, suit or proceeding without the prior written consent of the Indemnifying Party, which shall not be unreasonably withheld or delayed. The Indemnifying Party shall not agree to any settlement of such action, suit or proceeding without the prior written consent of the Indemnified Party, which shall not be unreasonably withheld or delayed.

          (b) PROCEDURE FOR OTHER CLAIMS. An Indemnified Party wishing to assert a claim for indemnification under this Article VI which is not subject to
Section 6.3(a) shall deliver to the Indemnifying Party a written notice (a "CLAIM NOTICE") which contains (i) a description and the amount (the "CLAIMED AMOUNT") of any Damages incurred by the Indemnified Party, (ii) a statement that the Indemnified Party is entitled to indemnification under this Article VI for such Damages and a reasonable explanation of the basis therefor, and (iii) a demand for payment in the amount of such Damages. Within twenty days after delivery of a Claim Notice, the

Indemnifying Party shall deliver to the Indemnified Party a written response in which the Indemnifying Party shall: (i) agree that the Indemnified Party is entitled to receive all of the Claimed Amount (in which case such response shall be accompanied by a payment by the Indemnifying Party to the Indemnified Party of the Claimed Amount), (ii) agree that the Indemnified Party is entitled to receive part, but not all, of the Claimed Amount (the "AGREED AMOUNT") (in which case such response shall be accompanied by a payment by the Indemnifying Party to the Indemnified Party of the Agreed Amount) or (iii) contest that the Indemnified Party is entitled to receive any of the Claimed Amount. If the Indemnifying Party in such response contests the payment of all or part of the Claimed Amount, the Indemnifying Party and the Indemnified Party shall use good faith efforts to resolve such dispute. If such dispute is not resolved within 60 days following the delivery by the Indemnifying Party of such response, the Indemnifying Party and the Indemnified Party shall each have the right to submit such dispute to binding arbitration in accordance with Section 9.10.

          (c) Notwithstanding the provisions of Section 6.3(a), if a third party asserts (other than by means of a lawsuit) that the Buyer or EXOR is liable to it for a monetary or other obligation which may constitute or result in Damages for which the Buyer or EXOR may be entitled to indemnification pursuant to this Article VI, and the Buyer reasonably determines that it has a valid business reason to fulfill such obligation, then (i) the Buyer shall be entitled to satisfy such obligation, without prior notice to or consent from the Stockholders, (ii) the Buyer may make a claim for indemnification pursuant to this Article VI in accordance with the provisions of this Section 6.3, and (iii) the Buyer or EXOR shall be reimbursed, in accordance with the provisions of this
Section 6.3, for any such Damages for which it is entitled to indemnification pursuant to this Article VI (subject to the right of the Stockholders to dispute, in the manner set forth in this Section 6.3, the Buyer's entitlement to indemnification or the amount for which it is entitled to indemnification).

          (d) Each Stockholder hereby irrevocably appoints Charles M. Waygood (the "STOCKHOLDERS' REPRESENTATIVE") to serve as such Stockholder's representative and attorney-in-fact with respect to any actions and decisions required or permitted to be made under this Article VI and agrees to be bound by any actions or decisions taken by the Stockholders' Representative with respect thereto.

     6.4 PAYMENT OF AMOUNTS BY STOCKHOLDERS. Any amounts required to be paid to the Buyer pursuant to the Stockholder's indemnification obligations shall be settled by the surrender to the Buyer of Purchase Price Shares which shares will be valued at $52.31 per share (subject to equitable adjustment in the event of any stock split, stock dividend, reverse stock split or similar event affecting the Buyer Common Stock after the date hereof). Notwithstanding the foregoing, if a Stockholder no longer hold sufficient Purchase Price Shares to satisfy his or her indemnification obligations, such Stockholder's indemnification obligations will be settled by the payment of cash).

     6.5  SURVIVAL.

          (a) The representations and warranties of the Stockholders and the Buyer set forth in this Agreement shall survive the execution and delivery hereof and the Closing and continue until the first anniversary of the Closing Date and shall not be affected by an examination made for or on behalf of the Buyer or the knowledge of any of the Buyer's officers, directors, stockholders, employees or agents; PROVIDED, HOWEVER, that those representations and warranties of the Stockholders and the Buyer that relate to contingencies that are subject to resolution through the audit process shall only survive the execution and delivery hereof and the Closing until the earlier of (i) the public issuance of the first independent audit report on the Buyer following the Closing which covers a period of time subsequent to the Closing and (ii) the first anniversary of the Closing Date.

          (b) Any claim asserted in writing prior to the expiration as provided in Section 6.5(a) of the representation or warranty that is the basis for such claim shall survive until such claim is finally resolved and satisfied.

     6.6  LIMITATIONS.

          (a) Notwithstanding anything to the contrary herein, (i) the aggregate liability of the Buyer or the Stockholders for Damages under this
Article VI shall not exceed $1,600,000 and (ii) an Indemnifying Party shall not be liable under this Article VI unless and until the aggregate Damages of an Indemnified Party exceed $100,000.

          (b) No Stockholder shall have any right of contribution against EXOR with respect to any breach of any of the representations, warranties, covenants or agreements under this Agreement relating to EXOR.

          (c) Notwithstanding anything to the contrary herein, with respect to any misrepresentation or breach of warranty of a representation or warranty set forth in Article IIB, neither Charles M. Waygood nor Boyd Scroggins shall be liable to the Buyer or EXOR under Section 6.1 for more than his respective proportionate share of the aggregate liability to the Buyer or EXOR under
Section 6.1 as a result of such misrepresentation or breach of warranty. For purposes of the prior sentence Charles M. Waygood's "proportionate share" shall be deemed to be 19% and Boyd Scroggins' "proportionate share" shall be deemed to be 5%.

                                   ARTICLE VII

                                   TERMINATION

     7.1 TERMINATION OF AGREEMENT. The Parties may terminate this Agreement prior to the Closing, as provided below:

          (a) the Parties may terminate this Agreement by mutual written consent; or

          (b) the Buyer may terminate this Agreement by giving written notice to the Stockholders in the event any Stockholder is in material breach, and the Stockholders may terminate this Agreement by giving written notice to the Buyer in the event the Buyer is in material breach, of any representation, warranty, covenant or agreement contained in this Agreement and such breach is not remedied within 10 days of delivery of written notice thereof; or

          (c) the Buyer may terminate this Agreement by giving written notice to the Stockholders if the Closing shall not have occurred on or before December 31, 1997 by reason of the failure of any condition precedent under Section 5.1 hereof (unless the failure results primarily from a breach by the Buyer of any representation, warranty, covenant or agreement contained in this Agreement); or

          (d) the Stockholders may terminate this Agreement by giving written notice to the Buyer if the Closing shall not have occurred on or before December 31, 1997 by reason of the failure of any condition precedent under Section 5.2 hereof (unless the failure results primarily from a breach by a Stockholder of any representation, warranty, covenant or agreement contained in this Agreement).

     7.2 EFFECT OF TERMINATION. If any Party terminates this Agreement pursuant to Section 7.1, all obligations of the Parties hereunder shall terminate without any liability of any Party to the other Parties (except for any liability of a Party for breaches of this Agreement).

                                  ARTICLE VIII

                               REGISTRATION RIGHTS

     8.1  REGISTRATION OF SHARES.

          (a) The Buyer shall use its best efforts to file with the SEC, within 30 days after the Closing Date, a registration statement covering the resale to the public by the Stockholders of 15% of the Purchase Price Shares (the "FIRST REGISTRATION STATEMENT"). The Buyer shall use its best efforts to file with the SEC, within 180 days after the Closing Date, a second registration statement covering the resale to the public by the Stockholders of an additional 15% of the Purchase Price Shares (the "SECOND REGISTRATION STATEMENT"). The Buyer shall use its best efforts to file with the SEC, within 270 days after the Closing Date, a third registration statement covering the resale to the public by the Stockholders of an additional 15% of the Purchase Price Shares (the "THIRD REGISTRATION STATEMENT"). The First Registration Statement, the Second Registration Statement and the Third Registration Statement are referred to herein collectively as the "STOCKHOLDER REGISTRATION STATEMENTS". The Buyer shall use its best efforts to cause each Stockholder Registration Statement to be declared effective by the SEC as soon as practicable after the filing thereof, PROVIDED that no Stockholder Registration Statement shall be declared effective until after financial results covering at least 30 days of combined operations of EXOR and the Buyer after the Closing Date shall have been publicly released. The Buyer shall use its best efforts to cause each Stockholder Registration Statement to remain effective until, in each case, the earlier of
(i) the first anniversary of the Closing Date and (ii) such time as all of the Purchase Price Shares covered by such Stockholder Registration Statement have been sold.

          (b) If, following the first anniversary of the Closing Date, the Buyer fails to timely file all reports required to be filed by it and referred to in paragraph (c)1 of Rule 144 under the Securities Act or any similar successor provisions and such failure results in a loss to the Stockholders of the availability of Rule 144 for a period in excess of 15 days, then the Buyer shall file with the SEC, within 10 days of the expiration of such 15 day period, a registration statement covering the resale to the public by the Stockholders of all of the Purchase Price Shares not previously sold. The Buyer shall use its best efforts to cause such registration statement to be declared effective by the SEC as soon as practicable after the filing thereof and to cause such registration statement to remain effective until the earlier of (i) the second anniversary of the Closing Date and (ii) such time as all of the Purchase Price Shares covered by such registration statement have been sold.

     8.2  PIGGYBACK REGISTRATION RIGHTS.

          (a) During the period commencing on the first anniversary of the Closing Date and ending on the second anniversary of the Closing Date, unless the Purchase Price Shares are then saleable without limitation as to volume under Rule 144 or otherwise covered by an effective registration statement, if the Buyer proposes to file for its own account a registration statement under the Securities Act on any form (other than a Registration Statement on Form S-4 or S-8 or any successor form for securities to be offered in a transaction of the type referred to in Rule 145 under the Securities Act or to employees of the Buyer pursuant to any employee benefit plan, respectively) for the issuance and sale by the Buyer of shares of Buyer Common Stock (excluding the issuance and sale of debt securities that are convertible into Buyer Common Stock), the Buyer will give written notice to all holders of Purchase Price Shares at least 10 days before the initial filing with the SEC of such registration statement, which notice shall set forth the intended method of disposition of the securities proposed to be registered by the Buyer; PROVIDED, that no notice need be given if the Buyer is not, under Section 8.2(b), required to include Purchase Price Shares in the registration statement that the Buyer intends to file. The notice shall offer to include in such filing the aggregate number of Purchase Price Shares as the Stockholders receiving such notice may request.

          (b) Each Stockholder whose shares are not then saleable without limitation as to volume under Rule 144 or otherwise covered by an effective registration statement and who desires to have Purchase Price Shares registered under this Section 8.2 shall advise the Buyer in writing within 10 days after the date of receipt of such offer from the Buyer, setting forth the amount of such Purchase Price Shares for which registration is requested. The Buyer shall thereupon include in such filing the number of Purchase Price Shares for which registration is so requested, subject to the next sentence, and shall use its best efforts to effect registration under the Securities Act of such shares. If the managing underwriter of a proposed public offering shall advise the Buyer that, in its opinion, the distribution of all or any of the Purchase Price Shares requested to be included in the registration concurrently with the securities being registered by the Buyer would adversely affect the distribution of such securities by the Buyer, then the number of Purchase Price Shares included therein shall be reduced to such amount, if any, that the managing underwriter believes may be sold without causing such adverse effect (provided that any such reduction shall be effected on a pro rata basis with any other shares requested to be included therein by any other stockholders, excluding Sapient, entitled to include shares therein).

     8.3  LIMITATIONS ON REGISTRATION RIGHTS.

          (a) The Buyer may, by written notice to the Stockholders, (i) delay the filing or effectiveness of any registration statement filed or to be filed pursuant to this Article VIII or (ii) suspend any registration statement filed pursuant to this Article VIII after effectiveness and require that the Stockholders immediately cease sales of shares pursuant to such registration statement, in the event that:

     (A) the Buyer is engaged in any activity or transaction or preparations or negotiations for any activity or transaction ("BUYER ACTIVITY") which the Buyer desires to keep confidential and the Board of Directors of the Buyer determines in good faith that it would be detrimental to the Buyer for such registration to be effected at such time; provided that the Buyer shall have the right to defer a filing for a period of not more than 90 days; or

     (B) the Buyer files a registration statement (other than a registration statement on Form S-4 or S-8 or any successor form) with the SEC for the purpose of registering under the Securities Act any securities to be publicly offered and sold by the Buyer and the Buyer pursues the preparation, filing and effectiveness of such registration statement with diligence.

          (b) If the Buyer delays or suspends a registration statement filed pursuant to this Article VIII or requires the Stockholders to cease sales of shares pursuant to paragraph (a) above, the Buyer shall, as promptly as practicable following the termination of the circumstance which entitled the Buyer to do so, take such actions as may be necessary to file or reinstate the effectiveness of such registration statement and/or give written notice to all Stockholders authorizing them to resume sales pursuant to such registration statement. If as a result thereof the prospectus included in the registration statement has been amended to comply with the requirements of the Securities Act, the Buyer shall enclose such revised prospectus with the notice to Stockholders given pursuant to this paragraph (b), and the Stockholders shall make no offers or sales of shares pursuant to any registration statement other than by means of such revised prospectus.

     8.4  REGISTRATION PROCEDURES.

          (a) In connection with the filing by the Buyer of each registration statement filed pursuant to this Article VIII, the Buyer shall furnish to each Stockholder a copy of the prospectus in conformity with the requirements of the Securities Act.

          (b) The Buyer shall use its best efforts to register or qualify the Purchase Price Shares covered by each registration statement filed pursuant to this

Article VIII under the securities laws of such states as the Stockholders shall reasonably request; PROVIDED, HOWEVER, that the Buyer shall not be required in connection with this paragraph (b) to qualify as a foreign corporation or execute a general consent to service of process in any jurisdiction.

          (c) If the Buyer has delivered preliminary or final prospectuses to the Stockholders and after having done so the prospectus is amended to comply with the requirements of the Securities Act, the Buyer shall promptly notify the Stockholders and, if requested by the Buyer, the Stockholders shall immediately cease making offers or sales of shares under the registration statement and return all prospectuses to the Buyer. The Buyer shall promptly provide the Stockholders with revised prospectuses and, following receipt of the revised prospectuses, the Stockholders shall be free to resume making offers and sales under the registration statement.

          (d) The Buyer shall pay the costs and expenses incurred by it in complying with its obligations under this Article VIII, including, without limitation, all registration and filing fees, Nasdaq listing fees, fees and expenses of counsel for the Buyer, and fees and expenses of accountants for the Buyer, but excluding (i) any brokerage fees, selling commissions or underwriting discounts incurred by the Stockholders in connection with sales under registration statements and (ii) the fees and expenses of any counsel retained by Stockholders.

          (e) The Buyer shall have the right to select one or more nationally recognized underwriters to manage any offering under a registration statement filed pursuant to Section 8.1 subject to the approval of Stockholders holding a majority of the Purchase Price Shares requested to be included in such registration statement, which approval shall not be unreasonably withheld; PROVIDED, that no approval of the Stockholders will be required if the managing underwriter selected by the Buyer is Goldman, Sachs & Co., Morgan Stanley or Deutsche Morgan Grenfell.

     8.5  REQUIREMENTS OF STOCKHOLDERS.

     (a) The Buyer shall not be required to include any Purchase Price Shares in a registration statement filed pursuant to this Article VIII unless:

          (i) the Stockholder owning such shares furnishes to the Buyer in writing such information regarding such Stockholder and the proposed sale of Purchase Price Shares by such Stockholder as the Buyer may reasonably request in writing or as shall be required in connection therewith by the SEC or any state securities law authorities;

          (ii) such Stockholder shall have provided to the Buyer its written agreement:

                (x) to indemnify the Buyer and each of its directors and officers against, and hold the Buyer and each of its directors and officers harmless from, any losses, claims, damages, expenses or liabilities (including reasonable attorneys fees) to which the Buyer or such directors and officers may become subject by reason of any statement or omission in the Stockholder Registration Statement made in reliance upon, or in conformity with, a written statement by such Stockholder previously furnished to the Buyer by the Stockholder pursuant to this Section 8.4; and

                (y) to report to the Buyer sales made pursuant to the registration statement;

          (iii) in the event of an underwritten offering pursuant to a registration statement filed pursuant to Section 8.1, such Stockholder agrees to execute and deliver an underwriting agreement approved by the Buyer, the holders of at least a majority of the Purchase Price Shares requested to be registered therein and the holders of at least a majority of any other shares of Buyer Common Stock being registered therein; and

          (iv) in the event of an underwritten offering pursuant to a registration statement filed pursuant to Section 8.2, such Stockholder agrees to execute and deliver a customary underwriting agreement approved by the Buyer and the managing underwriter for such offering.

          (b) As a condition to including Purchase Price Shares in any registration statement filed pursuant to this Article VIII, the Buyer may require each Stockholder to agree in writing to engage Goldman, Sachs & Co., to act as such Stockholder's broker, dealer or other intermediary in connection with sales to be made pursuant to the registration statement. Notwithstanding the foregoing, each Stockholder shall be entitled to sell up to 2,500 shares per calendar month through any broker of its choice.

     8.6 INDEMNIFICATION. The Buyer agrees to indemnify and hold harmless each Stockholder whose shares are included in a registration statement filed pursuant to this Article VIII against any losses, claims, damages, expenses or liabilities to which such Stockholder may become subject by reason of any untrue statement of a material fact contained in such registration statement or any omission to state therein a fact required to be stated therein or necessary to make the statements therein not misleading, except insofar as such losses, claims, damages, expenses or liabilities arise out of or are based upon information furnished to the Buyer by or on behalf of a Stockholder for use in such registration statement. The Buyer shall have the right to assume the defense and settlement of any claim or suit for which the Buyer may be responsible for indemnification under this Section 8.6.

     8.7 ASSIGNMENT OF RIGHTS. A Stockholder may not assign any of its rights under this Article VIII except in connection with the transfer of some or all of his or her Purchase Price Shares to a child or spouse, or trust for their benefit, PROVIDED each such transferee agrees in a written instrument delivered to the Buyer to be bound by the provisions of this Article VIII.

     8.8 RULE 144 REPORTS. During the period from the Closing until the second anniversary of the Closing Date, the Buyer will file on a timely basis all reports required to be filed by it and referred to in paragraph (c)1 of Rule 144 under the Securities Act or any similar successor provisions. The Buyer agrees to promptly file thereafter any such report not so filed.


                                   ARTICLE IX

                                  MISCELLANEOUS

     9.1 GRANT OF STOCK OPTIONS. The Buyer shall grant to persons who were employees of EXOR prior to the Closing and who enter into a Non-Disclosure, Non-Solicitation and Non-Compete Agreement (such agreement to be in the form attached as a schedule to EXHIBIT A-1) in connection with their continued employment by EXOR or the Buyer, options under the Buyer's 1996 Equity Stock Incentive Plan, a copy of which has been provided to the Stockholders, for an aggregate of 30,000 shares of Buyer Common Stock. Such options will be granted at an exercise price equal to fair market value on the date of grant and will be subject to the other terms and conditions of the 1996 Equity Stock Incentive Plan and the form of stock option agreement attached hereto as EXHIBIT F. The Buyer shall use its best efforts to register on Form S-8 the shares of Buyer Common Stock issuable upon exercise of the options contemplated by this Section.

     9.2 CERTAIN AGREEMENTS REGARDING POOLING ACCOUNTING. Each Stockholder agrees that he or she will not sell, transfer or otherwise dispose of, or reduce his or her interest in or risk relating to, any shares of Buyer Common Stock until after such time as the Buyer has published (within the meaning of Accounting Series Release No. 130, as amended, of the Securities and Exchange Commission) financial results covering at least 30 days of combined operations of EXOR and the Buyer. Until the earlier of the Closing or the termination of this Agreement, each Stockholder agrees that he or she will not sell, transfer or otherwise dispose of, or reduce his or her interest in or risk relating to, any Company Shares presently owned by such Stockholder.

     9.3 PRESS RELEASES AND PUBLIC DISCLOSURE. No Party shall (and the Stockholders shall cause EXOR not to) issue any press release or other public disclosure relating to the subject matter of this Agreement without the prior written approval of the other Parties; PROVIDED, HOWEVER, that the Buyer may make any public disclosure it believes in good faith is required by law, regulation or stock market rules (in which case the Buyer shall use reasonable efforts to advise the Stockholders of the proposed disclosure prior to making the disclosure and the Stockholders shall cooperate with the Buyer with respect to such disclosure). The Parties agree that the Buyer shall be entitled to issue a press release regarding the execution of this Agreement, which press release shall be substantially in the form previously provided to the Stockholders.

     9.4 NO THIRD PARTY BENEFICIARIES. This Agreement shall not confer any rights or remedies upon any person other than the Parties and their respective successors and permitted assigns; PROVIDED, HOWEVER, that the provisions of
Article VI are intended for the benefit of the persons specified therein and the respective legal representatives, successors and assigns.

     9.5 ENTIRE AGREEMENT. This Agreement (including the documents referred to herein) constitutes the entire agreement among the Parties and supersedes any prior understandings, agreements, or representations among the Parties, written or oral, that may have related in any way to the subject matter hereof, including without limitation the letter agreement dated October 14, 1997 among the Buyer and the Stockholders, but excluding the Confidential Disclosure Agreement between the Buyer and EXOR dated October 6, 1997 (which shall remain in effect).

     9.6 SUCCESSION AND ASSIGNMENT. This Agreement shall be binding upon and inure to the benefit of the Parties named herein and their respective successors and permitted assigns. No Party may assign either this Agreement or any of its rights, interests, or obligations hereunder without the prior written approval of the other Parties; provided that no such consent shall be required for such an assignment by the Buyer to an affiliated entity of the Buyer.

     9.7 COUNTERPARTS. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument.

     9.8 HEADINGS. The section headings contained in this Agreement are inserted for convenience only and shall not affect in any way the meaning or interpretation of this Agreement.

     9.9 NOTICES. All notices, requests, demands, claims, and other communications hereunder shall be in writing. Any notice, request, demand, claim, or other communication hereunder shall be deemed duly delivered two business days after it is sent by registered or certified mail, return receipt requested, postage prepaid, or one business day after it is sent via a reputable nationwide overnight courier service, in each case to the intended recipient as set forth below:

     IF TO THE STOCKHOLDERS:

     To such Stockholder's address as set forth on Schedule I to this Agreement


     WITH A COPY TO:

     Paul Gluck, Esq.
     Dechert Price & Rhoads
     30 Rockefeller Plaza
     New York, NY  10112
     Telecopy:  212-698-3599


     IF TO THE BUYER:

     Sapient Corporation
     One Memorial Drive
     Cambridge, MA  02142
     Telecopy:  617-621-1300
     Attn: Deborah England Gray, Esq.
           General Counsel

     WITH A COPY TO:

     Jonathan Wolfman, Esq.
     Hale and Dorr LLP
     60 State Street
     Boston, Massachusetts 02109
     Telecopy:  (617) 526-5000

Any Party may give any notice, request, demand, claim, or other communication hereunder using any other means (including personal delivery, expedited courier, messenger service, telecopy, telex, ordinary mail, or electronic mail), but no such notice, request, demand, claim, or other communication shall be deemed to have been duly given unless and until it actually is received by the party for whom it is intended. Any Party may change the address to which notices, requests, demands, claims, and other communications hereunder are to be delivered by giving the other Parties notice in the manner herein set forth.

     9.10 GOVERNING LAW. This Agreement shall be governed by and construed in accordance with the internal laws of the Commonwealth of Massachusetts without giving effect to any choice or conflict of law provision or rule (whether of the Commonwealth of Massachusetts or any other jurisdiction) that would cause the application of laws of any jurisdiction other than those of the Commonwealth of Massachusetts.

     9.11  DISPUTE RESOLUTION.

           (a) GENERAL. In the event that any dispute should arise among the Parties with respect to any matter covered by this Agreement or the interpretation of this Agreement, the Parties shall resolve such dispute in accordance with the procedures set forth in this Section 9.11.

           (b) ARBITRATION.

               (i) Subject to first satisfying the requirements of Section 6.3(b), if applicable, either Party may submit any matter referred to in Section 9.11(a) to arbitration by notifying the other Party, in writing, of such dispute. Within 10 days after receipt of such notice, the Parties shall designate in writing one arbitrator to resolve the dispute; PROVIDED, that if the Parties cannot agree on an arbitrator within such 10-day period, the arbitrator shall be selected by the Boston, Massachusetts office of the American Arbitration Association. The arbitrator so designated shall not be an Affiliate, employee, consultant, officer, director or stockholder of any Party.

               (ii) Within 15 days after the designation of the arbitrator, the arbitrator, the Buyer and the Stockholders Representative shall meet, at which time the Buyer and the Stockholders Representative shall be required to set forth in writing all disputed issues and a proposed ruling on each such issue.

               (iii) The arbitrator shall set a date for a hearing, which shall be no later than 30 days after the submission of written proposals pursuant to
Section 9.11(b)(ii), to discuss each of the issues identified by the Parties. Each Party shall have the right to be represented by counsel. The arbitration shall be governed by the Commercial Arbitration Rules of the American Arbitration Association; PROVIDED, HOWEVER, that the arbitrator shall have sole discretion with regard to the admissibility of evidence.

               (iv) The arbitration shall use his or her best efforts to rule on each disputed issue within 30 days after the completion of the hearings described in Section 9.11(b)(iii). The determination of the arbitrator as to the resolution of any dispute shall be binding and conclusive upon all parties hereto. All rulings of the arbitrator shall be in writing and shall be delivered to the Parties.

               (v)   The (1) attorneys' fees of the Parties in any arbitration,
(2) fees of the arbitrator, and (3) costs and expenses of the arbitration shall be borne by the Parties as determined by the arbitrator.

               (vi) Any arbitration pursuant to this Section 9.11 shall be conducted in Boston, Massachusetts. Any arbitration award may be entered in and enforced by any court having jurisdiction there over and shall be final and binding upon the parties.

               (vii) Notwithstanding the foregoing, nothing in this Section 9.11 shall be construed as limiting in any way the right of a party to seek injunctive relief with respect to any actual or threatened breach of this Agreement from a court of competent jurisdiction.

     9.12 AMENDMENTS AND WAIVERS. The Parties may mutually amend or waive any provision of this Agreement at any time. No amendment or waiver of any provision of this Agreement shall be valid unless the same shall be in writing and signed by each of the Parties. No waiver by any Party of any default, misrepresentation, or breach of warranty, covenant or agreement hereunder, whether intentional or not, shall be deemed to extend to any prior or subsequent default, misrepresentation, or breach of warranty, covenant or agreement hereunder or affect in any way any rights arising by virtue of any prior or subsequent such occurrence.

     9.13 SEVERABILITY. Any term or provision of this Agreement that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions hereof or the validity or enforce ability of the offending term or provision in any other situation or in any other jurisdiction. If the final judgment of a court of competent jurisdiction or an arbitration proceeding conducted pursuant to
Section 9.11 declares that any term or provision hereof is invalid or unenforceable, the Parties agree that the body making the determination of invalidity or unenforceability shall have the power to reduce the scope, duration, or area of the term or provision, to delete specific words or phrases, or to replace any invalid or unenforceable term or provision with a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision, and this Agreement shall be enforceable as so modified after the expiration of the time within which the judgment may be appealed.

     9.14 SPECIFIC PERFORMANCE. Each of the Parties acknowledges and agrees that the other Parties would be damaged irreparably in the event any of the provisions of this Agreement are not performed in accordance with their specific terms or otherwise are breached. Accordingly, each of the Parties agrees that the other Parties shall be entitled to an injunction or injunctions to prevent breaches of the provisions of this Agreement and to enforce specifically this Agreement and the terms and provisions hereof.

     9.15 EXPENSES. Except as provided in the next sentence, each Party shall bear its own costs and expenses (including legal and other professional fees and expenses) incurred in connection with this Agreement and the transactions contemplated hereby (it being understood that any such costs and expenses incurred by EXOR shall be paid by the Stockholders). Regardless of whether the Closing occurs, the Buyer shall bear the costs and expenses of KPMG Peat Marwick incurred in connection with the preparation of audited financial statement of EXOR.

     9.16 CONSTRUCTION. The language used in this Agreement shall be deemed to be the language chosen by the Parties hereto to express their mutual intent, and no rule of strict construction shall be applied against either Party. Any reference to any federal, state, local, or foreign statute or law shall be deemed also to refer to all rules and regulations promulgated thereunder, unless the context requires otherwise.

     9.17 INCORPORATION OF EXHIBITS AND SCHEDULES. The Exhibits and Schedules identified in this Agreement are incorporated herein by reference and made a part hereof.


                [REMAINDER OF THIS PAGE INTENTIONALLY LEFT BLANK]

     9.18 FACSIMILE SIGNATURE. This Agreement may be executed by facsimile signature.

     IN WITNESS WHEREOF, the Parties hereto have executed this Agreement as of the date first above written.

                                  SAPIENT CORPORATION



                                  By: /s/ Jerry A. Greenberg
                                     --------------------------------
                                          Jerry A. Greenberg

                                  Title: Co-Chief Executive Officer
                                        -----------------------------

                                  /s/ Mark Hallman
                                  -----------------------------------
                                  Mark Hallman

                                  /s/ Boyd Scroggins
                                  -----------------------------------
                                  Boyd Scroggins

                                  /s/ Carolyn R. Waygood
                                  -----------------------------------
                                  Carolyn R. Waygood


                                  /s/ Charles M. Waygood
                                  -----------------------------------
                                  Charles M. Waygood

                                   SCHEDULE I
                                   ----------


                                                                        Number of
                                    Number of                        Purchase Price
                                    Shares of                         Shares to be
                                  Common Stock      Percentage         Received at
Stockholders                          Owned            Owned             Closing
------------                      ------------      ----------       --------------

Carolyn R. Waygood                    5,100            48.45%           148,194
14641 Heritage Lane
Addison, TX 75244
Telecopy:

Mark Hallman                          2,900            27.55%            84,267
14641 Heritage Lane
Addison, TX 75244
Telecopy:

Charles M. Waygood                    2,000            19.00%            58,115
11620 Fifth Street East
Treasure Island, FL 33706
Telecopy:

Boyd Scroggins                         526             5.00%             15,293
1808 Doubletree Lane
Flower Mound, TX 75028
Telecopy:
                                     ------           ------            -------
       TOTAL                         10,526           100.00%           305,869
                                     ======           ======            =======